Exhibit 10.1
COAL SALES ORDER
THIS COAL SALES ORDER (“Order”) dated April 18, 2007 confirms the sale of coal by Westmoreland Coal Sales Company (“WSCS”) to Red Trail Energy, LLC (“Buyer”) pursuant to the following terms and conditions.

ORDER NUMBER: Red Trail WCSC #001-2007

SOURCE:	The source of the coal to be delivered hereunder shall be from Western Energy Company’s (“WECO”) Rosebud Mine located at Colstrip, Montana. WCSC and Buyer may discuss the potential to also supply coal from the Westmoreland Resources, Inc. (“WRI”) Absaloka Mine at Sarpy Creek, Montana, Dakota Westmoreland Corporation (“DWC”) Beulah Mine at Beulah, North Dakota. WECO and DWC are affiliates of WCSC.

TERM:	April 18, 2007 through December 31, 2007. Buyer has the option to order coal for (i) subsequent calendar year 2008, or (ii) subsequent calendar years 2008 and 2009. Buyer must exercise the option, if at all, regardless of whether the exercise is for just calendar year 2008 or for both calendar years 2008 and 2009, no later than October 1, 2007.

QUANTITY:	For the period April 18 through December 31, 2007, Buyer will purchase and WCSC shall sell a minimum of one (1) twenty-four to thirty (24-30) car oddlot shipments from the WECO’s Rosebud Mine per week or as otherwise scheduled by the parties to reasonably pro rate delivery volumes throughout the Term, given that deliveries might not commence until May or June 2007. WCSC shall coordinate and schedule with Buyer the train cars required for delivery of the oddlot shipments of coal, however, all such coal shall continue to be sold F.O.B. the mine.

Buyer and WCSC shall determine by mutual agreement if and when Buyer can accept unit trains of coal from the Rosebud Mine and/or Absaloka Mine in the future, or as an alternative, accept deliveries of lignite from the Beulah Mine or a mixture of lignite with coal from the other mines.

The total quantity of coal delivered during April 18 through December 31, 2007 will not exceed 40,000 tons unless otherwise agreed by the parties.

If Buyer exercises its option for 2008 and 2009, the quantities for subsequent full calendar years will be no less than 95,000 tons and no more than 115,000 tons per year.

For purposes of this Order, a “ton” shall mean 2,000 pounds avoirdupois.

In the event Buyer shuts down for any reason or cause and does not purchase coal from other sources, the amount of coal which Buyer would ordinarily consume during such shutdown will be reduced and such amount shall be deducted from the amount of coal Buyer is required to purchase pursuant to this Order. Buyer will give prompt notice to WCSC of any shutdown and the reduced amount of coal required as a result during such shutdown.

In the event WCSC fails to provide the coal required in a timely manner, other than due to an event of force majeure, and Buyer is required to obtain the coal through alternate means (i.e. using trucks to haul the coal from the mines or obtaining coal from another company), and Buyer has provided WCSC a reasonable opportunity to provide coal from other sources or to otherwise address its delay in a timely manner, WCSC shall be liable to Buyer for the cost difference between the cost to obtain the coal under the terms of this Order and the cost actually paid by Buyer to obtain the coal using alternate means, specifically excluding any incidental or consequential costs or damages.

DELIVERY DATE & SCHEDULE:

Buyer and WCSC shall coordinate and agree upon the delivery schedule in a prompt manner based on the needs of Buyer.

POINT OF DELIVERY: The Point of Delivery for coal sold hereunder shall be F.O.B. Mine, loaded into Buyer provided railcars. All title and risk of loss shall transfer to Buyer upon loading into railcars.

PRICE:	US $15.45 per ton FOB Mine for deliveries during calendar year 2007 (“ the Price”). The Price for 2007 will be reviewed after December 31, 2007 and, if necessary, adjusted to an amount that results in an average 2007 Price to Buyer of $13.90 per net ton FOB Mine as weighted against all 2007 deliveries of coal to Buyer from mines affiliated with WCSC under this or any other Order or agreement. WCSC shall promptly invoice or credit Buyer for any such adjustment. If Buyer orders coal for 2008 and 2009 as provided under Term above, the Price shall be increased January 1, 2008 and again on January 1, 2009 by three percent (3%) to reflect inflation from a base price of $13.90 in 2007.

In the event, subsequent to December 31, 2007, the supplying Mine(s) has increased costs in the mining, production, processing, delivery or marketing of coal under this Order as a result of any new, amended or reinterpreted federal, state or local law, regulation, rule or order, WCSC shall have the right to increase the Price in an amount equal to the increased costs. Notwithstanding the foregoing and in lieu of paying the increased Price, Buyer shall have the right to elect to terminate this Order upon thirty (30) days prior written to WCSC.

QUALITY:	Typical coal quality specifications are set forth below. Buyer acknowledges that the quality of actual coal deliveries may vary based on industry standards from the typical specifications below. All qualities below are on as As-Received basis.

Quality	Rosebud Mine*	Absaloka Mine*
Btu/lb	8,500	8,675
Sulfur	0.85%	0.64%
Na20 in Ash	2.00%	2.00%
Ash	9.35%	9.50%

The size of the coal provided hereunder shall be two inch by zero inch (2” x 0”) with a maximum oversize of ten percent (10%). WCSC will use commercially reasonable efforts to maintain a top size not to exceed three inches (3”).

* Subject to agreement on Buyer’s ability to accept unit trains, as provided under Quantity above.

BILLING:	Buyer will be invoiced for coal to the address shown below unless Buyer otherwise advises WCSC in writing of a different address to which invoices should be mailed:

P.O. Box 11 Richardton, ND 58652 Telephone #: 701-974-3308 Telefax #: 701-974-3309

PAYMENT:	Buyer shall pay invoices within ten (10) days after the date of the invoice at the address provided on the invoices, including by wire if requested by WCSC. Invoices will be sent every two weeks.

WEIGHTS:	The weight of the coal shall be determined by WCSC at the Mine by certified commercial weigh scale(s).

GENERAL TERMS AND CONDITIONS: The General Terms and Conditions are as attached.
IN WITNESS WHEREOF, the parties hereto have caused this Order to be executed in duplicate by their duly authorized representatives as of the day and year first above written.

Buyer: Red Trail Energy, LLC

By:	/s/ Mick J. Miller
Title:	PRESIDENT

WCSC: Westmoreland Coal Sales Company

By:	/s/ Todd A. Myers
Title:	PRESIDENT

GENERAL TERMS AND CONDITIONS
1.	Title to and risk of loss of the coal shall pass to Buyer at the Point of Delivery.

2.	The term “force majeure” shall mean any cause beyond the control of the party affected thereby, such as acts of God, strike, lockout, labor dispute, labor shortage, fire, flood, war, riot, explosion, accident, car shortage, embargo, contingencies of transportation, inability to secure supplies or fuel or power, breakdown of machinery or apparatus, regulation or rule or law of any governmental authority, or any other cause, whether similar or dissimilar to the aforestated causes and whether or not foreseen or foreseeable by the parties, which wholly or partially prevents, interrupts or delays the performance by WCSC or Buyer of their respective obligations under this Order. A force majeure event affecting any of WCSC’s suppliers, including its mining contractor, shall be considered a force majeure event affecting WCSC. Settlement of a strike, lockout or other labor dispute shall be deemed beyond the control of the party claiming excuse thereby regardless of the cause of, or the ability of such party to settle, such dispute.

If because of force majeure either Buyer or WCSC is unable to carry out its obligations under this Order, except obligations to pay money to the other party, then the obligations of such party shall be suspended to the extent made necessary by such force majeure and during its continuance, provided such force majeure is eliminated insofar as possible and economically practicable with all reasonable dispatch. Any deficiency in coal tonnage to be delivered under this Order caused by such force majeure shall not be made up except by mutual consent of Buyer and WCSC.

3.	The coal sold hereunder may not be used at, or reconsigned to, any location other than Buyer’s facility, without the prior written consent of WCSC.

4.	WCSC shall provide for sampling and analysis of the coal at the Mine in accordance with ASTM standards. Buyer shall have the right to have a representative present during sampling at any and all times to observe the sampling process. WCSC will provide to Buyer one ASTM sample for each train load, and WCSC shall also provide by email to Buyer an electronic copy of WCSC’s quality analysis for each train load.

5.	Failure of the Buyer to pay for coal delivered in accordance with the terms hereof shall give WCSC the option to (a) suspend further shipments until all previous shipments are paid for, or (b) cancel the Order upon written notice to Buyer, provided that Buyer shall have a thirty (30) day cure period after receipt of a notice of cancellation hereunder. If in the judgment of WCSC, Buyer’s ability to perform hereunder has become impaired, WCSC shall have the right, upon notice to Buyer, to suspend further shipments until WCSC receives adequate assurance of Buyer’s performance. If such security is not furnished within ten (10) days after receipt of such notice. WCSC shall have the right to cancel this Order upon notice to Buyer.

6.	This Order shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign this Order without such consent to a parent company, or any other affiliate of the assigning party, or for purposes of securing indebtedness, but assignor shall continue to be liable for its performance hereunder.

7.	A party’s failure to insist in any one or more instances upon strict performance of a provision of, or to take advantage of any of its rights under this Order shall not be construed as a waiver of such provision or right. No default of either party to this Order in the performance of any of its covenants or obligations hereunder, except the obligation for payment, shall result in a right to the other party to cancel this contract unless such defaulting party shall fail to correct the default within thirty (30) days after written notice of claim of such default has been given by the party claiming such default.

8.	Notice sent by facsimile, first class, certified or registered U.S. Mail, or a reputable over night courier service, addressed to the party to whom such notice is given, at the address of such party stated in this Order or to such other address (or facsimile number) as such party may designate, shall be deemed sufficient notice in any case requiring notice under this Order.

9.	EXCEPT AS EXPRESSLY STATED IN THIS ORDER, WCSC MAKES NO WARRANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, ARISING FROM A COURSE OF DEALING, USAGE OF TRADE, OR OTHERWISE, REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUALITY, QUANTITY, OR OTHERWISE. Neither party shall be liable for any punitive, special, incidental or consequential damages (including without limitation, loss of profits or overhead), based upon breach of warranty or of contract, negligence or any other theory of legal liability arising out of this Order; provided, however, such limitation regarding incidental or consequential damages shall not apply to any liability for third party claims for which WCSC has indemnified Buyer pursuant to paragraph 12 below, to the extent that Buyer has liability for such incidental or consequential damages.

10.	The terms and conditions set forth in this Order are considered by both Buyer and WCSC to be CONFIDENTIAL. Neither party shall disclose any such information to any third party without the advance written consent of the other party, except where such disclosure may be required by law (including by rule or order of the Securities and Exchange Commission) or is necessary to assert a claim or defense in judicial or administrative proceedings, in which event the party desiring to make the disclosure shall advise the other party in advance in writing and shall cooperate to the extent practicable to minimize the disclosure of any such information. If a party believes that any disclosure of the terms of this Order are required by law, such party shall (i) provide prompt written notice to the other party, and (ii) take such steps are reasonably available to minimize the disclosure of the terms of this Order.

11.	This Order shall be governed in all respects by the law of the State of Montana, without regard to its choice of laws provisions.

12.	WCSC shall be (i) liable to Buyer for, and (ii) indemnify and save harmless Buyer from and against any and all claims made or brought by any third party in respect of, any damage, caused by the negligent acts or omissions of WCSC, to (a) Buyer’s or its contracted rail carriers’ equipment while on WCSC’s property except to the extent such damage is caused by the negligence of Buyer or its contracted rail carrier, and (b) Buyer’s equipment, including mobile railcars and stationary equipment at Buyer’s coal combustion facility, to the extent said equipment is damaged due to non-coa! material having been interspersed with the coal prior to leaving WCSC’s mine property.

13.	This Order contains the entire agreement of the parties, is expressly limited to the terms and conditions specifically set forth or incorporated by reference herein, supersedes all prior communications between the parties regarding the subject matter of this Order and shall be amended or modified only by agreement of the parties in writing. Should any provision of this Order for any reason be declared invalid or unenforceable by an order of any court having jurisdiction, such decision shall not affect the validity or enforceability of the remaining provisions of this Order, and such provisions shall remain in full force and effect as if this Order had been executed without the invalid or unenforceable provision.
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